3: MG High Yield Bond Dana 10f3

MG High Yield Bond Dana 10f3

Transactions Q3 2001



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	DANA CORPORATION	TEEKAY SHIPPING CORP	LEAR CORP
Underwriters	DBAB, JP Morgan, BofA, Bony, Credit Suisse, HSBC, Salomon, BNP, Comerica, First Union, McDonald, TD, UBS	Goldman, Credit Agricole, DBAB, Fleetboston, JP Morgan, Morgan Stanley, Salomon Smith Barney, Scotia Capital	DBAB, Schroeder Sal. Sm. Barney, BofA, BNP Paribas, CSFB, JPM, Lehman, Merrill, Mizuho, Scotia Cap., TD Securities
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	DCN 9%, 8/15/2011	TK 8.875,% 7/15/2011	LEA 8.125,% 4/1/2008
Is the affiliate a manager or co-manager of offering?	joint lead	co-manager	joint lead
Name of underwriter or dealer from which purchased	Chase	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	8/1/2001	6/18/2001	3/15/2001
Total dollar amount of offering sold to QIBs	$ 575,000,000	$ 250,000,000	250,000,000 EUR
Total dollar amount of any concurrent public offering	$ -	$ -	$ -
Total	$ 575,000,000	$ 250,000,000	250,000,000 EUR
Public offering price	100.00	100.00	100.00
Price paid if other than public offering price	n/a	n/a	n/a
Underwriting spread or commission	1.625%	1.875%	1.125%
Rating	Ba1/BBB-	Ba2/BB-	Ba1/BB+
Current yield	9%	8.875%	8.125%
Total par value purchased	455,000	n/a	n/a
$ amount of purchase	455,000	n/a	n/a
% of offering purchased by fund	0.08%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.08%	n/a	n/a